UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2013

M/A-COM Technology Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts		01851
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 656-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 26, 2013, M/A-COM Technology Solutions Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and HSBC Bank USA, National Association, RBS Citizens, N.A., Bank of America, N.A. and TD Bank, N.A., as Co-Documentation Agents. The Credit Agreement amends and restates the credit agreement entered into by the Company, JPMorgan and the other parties thereto on September 30, 2011.

The Credit Agreement provides for a revolving credit facility of $300 million, which can be increased by $125 million subject to certain conditions. Borrowings under the Credit Agreement may be used for general corporate, working capital and capital expenditures of the Company and its subsidiaries, including refinancing existing indebtedness and financing permitted acquisitions.

Borrowings under the Credit Agreement bear interest at a variable rate. For alternate base rate loans, the interest rate is equal to the highest of (i) JPMorgan’s prime rate, (ii) the daily federal funds effective rate as quoted by the Federal Reserve Bank of New York plus 0.5%, or (iii) a daily LIBOR rate plus 1.0%, in each case plus a margin ranging from 1.00% to 1.50% based on certain conditions. For Eurodollar rate loans, the interest rate is equal to an adjusted LIBOR rate plus a margin ranging from 2.00% to 2.50% based on certain conditions. The Credit Agreement requires quarterly interest payments with respect to alternate base rate loans and at the end of each interest period with respect to Eurodollar rate loans.

The Credit Agreement matures on September 26, 2018. The Credit Agreement contains customary restrictive and financial covenants, including without limitation, (a) covenants requiring the Borrowers to (i) pay certain fees, (ii) maintain, at the end of each fiscal quarter, a maximum leverage ratio of no greater than 2.50 to 1.00 (which may be increased to 2.75 to 1.00 for a limited period of time under certain circumstances), (iii) maintain, at the end of each fiscal quarter, a minimum fixed charge coverage ratio of no less than 1.50 to 1.00, and (iv) maintain at all times a minimum liquidity equal or greater to $15 million; and (b) covenants prohibiting the Company from, among other things, (i) creating, incurring or assuming additional indebtedness, (ii) creating certain liens on any of its properties or assets, (iii) selling, leasing or transferring any of its properties or assets, with certain exceptions, including sales of inventory and equipment in the ordinary course of business, (iv) entering into certain merger, consolidation or other reorganization transactions with, or acquiring all or a substantial portion of the assets or equity interests of, any person or entity, subject to certain permitted acquisitions, (iv) declaring, paying or making any dividend or distribution, (v) entering into certain swap agreements, and (vi) entering into sale and leaseback transactions, in each case subject to certain exceptions.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable and the lenders will have the right to terminate the Credit Agreement.

Borrowings under the Credit Agreement are secured by all of the assets of the Company and M/A-COM Technology Solutions Inc. (“MTS”), a wholly-owned subsidiary of the Company, including all receivables, equipment, general intangibles, inventory, investment property, certain subsidiary stock and intellectual property of the Company and MTS. In addition, MTS guarantees the obligations of the Company under the Credit Agreement. At closing of the Credit Agreement, there were no outstanding borrowings under the revolving credit facility and no draws were made on the Credit Agreement.

The above summary does not purport to be a complete summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Credit Agreement, dated September 26, 2013, among M/A-COM Technology Solutions Holdings, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and HSBC Bank USA, National Association, RBS Citizens, N.A., Bank of America, N.A. and TD Bank, N.A., as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: September 30, 2013	By:	/s/ Conrad Gagnon
Conrad Gagnon
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated September 26, 2013, among M/A-COM Technology Solutions Holdings, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and HSBC Bank USA, National Association, RBS Citizens, N.A., Bank of America, N.A. and TD Bank, N.A., as Co-Documentation Agents.